As filed with the Securities and Exchange Commission on April 2, 2007

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTERN INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its articles of incorporation)

Pennsylvania	20-2653793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Race Avenue

Lancaster, Pennsylvania 17603

(717) 396-7095

(Address of Principal Executive Offices)

EASTERN INSURANCE HOLDINGS, INC.

2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Kevin M. Shook

Chief Financial Officer

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17603

(717) 396-7095

(Name, address and telephone number, including area code, of agent for service)

Copies of communications to:

John D. Talbot, Esq.

Stevens & Lee P.C.

620 Freedom Business Center, Suite 200

King of Prussia, Pennsylvania 19406

(610) 205-6029

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (no par value)	1,046,500	$14.87(2)	$15,561,455.00(2)	$477.74

(1)	This registration statement shall cover any additional shares of common stock which become issuable under the Eastern Insurance Holdings, Inc. 2006 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Computed in accordance with Rules 457)h)(1) and 457(c) of the Securities Act of 1933. The proposed maximum offering price per share of $14.87 was computed by averaging the high and low sale prices of the Registrant’s common stock as quoted on the Nasdaq National Market on March 30, 2007.

INTRODUCTION

This Registration Statement on Form S-8 is being filed by Eastern Insurance Holdings, Inc. to register 1,046,500 shares of its common stock, no par value, authorized for issuance under the Eastern Insurance Holdings, Inc. 2006 Stock Incentive Plan (the “Plan”). Eastern Insurance Holdings, Inc. (“Eastern”), a Pennsylvania corporation, is sometimes referred to herein as the “Company” or the “Registrant.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission, such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the documents listed in (a) through (c) below:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on April 2, 2007.

(b) The Company’s Current Report on Form 8-K filed with the Commission on February 23, 2007.

(c) The description of the common stock of the Company as set forth in the Company’s Registration Statement on Form S-1 filed with the Commission on October 11, 2005, as amended on December 16, 2005, January 20, 2006, April 4, 2006 and April 20, 2006.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Scott C. Penwell, a partner of the law firm of Stevens & Lee, P.C. and a director of the Registrant, holds options to purchase 21,304 shares of the Registrant’s common stock under the Plan and 8,522 restricted stock awards issued under the Plan. Stevens & Lee is giving an opinion upon the validity of the shares being registered.

Item 6.	Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Company’s bylaws provide for (1) indemnification of directors and officers and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, and such breach or failure to perform constitutes willful misconduct or recklessness.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed as part of this registration statement:

Exhibit Number	Description

4.1	Eastern Insurance Holdings, Inc. 2006 Stock Incentive Plan

5.1	Opinion of Stevens & Lee

23.1	Consent of PricewaterhouseCoopers LLC

23.2	Consent of Beard Miller Company LLP

23.3	Consent of Stevens & Lee (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 7)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, this 2nd day of April, 2007.

EASTERN INSURANCE HOLDINGS, INC.

By:	/s/ Kevin M. Shook
Kevin M. Shook, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce Eckert and Kevin Shook, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature

/s/ Bruce M. Eckert	Chief Executive Officer	April 2, 2007
Bruce M. Eckert	(Principal Executive Officer and Director)

/s/ Kevin M. Shook	Treasurer and Chief Financial	April 2, 2007
Kevin M. Shook	Officer (Principal Financial and Accounting Officer)

/s/ Robert M. McAlaine	Chairman and Director	April 2, 2007
Robert M. McAlaine

/s/ Lawrence W. Bitner	Director	April 2, 2007
Lawrence W. Bitner

/s/ Paul R. Burke	Director	April 2, 2007
Paul R. Burke

Director
Ronald L. King

/s/ Scott C. Penwell	Director	April 2, 2007
Scott C. Penwell

/s/ John O. Shirk	Director	April 2, 2007
John O. Shirk

/s/ W. Lloyd Snyder III	Director	April 2, 2007
W. Lloyd Snyder III

Director
Richard Stevens III

Director
Charles H. Vetterlein, Jr.

/s/ James L. Zech	Director	April 2, 2007
James L. Zech

EXHIBIT INDEX

Exhibit Number	Description

4.1	Eastern Insurance Holdings, Inc. 2006 Stock Incentive Plan

5.1	Opinion of Stevens & Lee

23.1	Consent of PriceWaterhouseCoopers LLP

23.2	Consent of Beard Miller Company LLP

23.3	Consent of Stevens & Lee (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 7)